Exhibit 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the securities of Liminatus Pharma, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this agreement as of May 7, 2025.

Valetudo Therapeutics LLC

By:	/s/ Chris Kim
Name: Chris Kim
Title: Chief Executive Officer

/s/ Chris Kim
Chris Kim